EXHIBIT 99.4

First Amendment to Employment Agreement Between

Thomas Dearden

and Datamark.Inc.

This First Amendment (“Amendment”) to the Employment Agreement between Thomas Dearden (“Employee”) and Datamark, Inc. (“Datamark”), dated as of September 15, 2003 (the “Agreement”), is entered into as of the 1st day of February, 2007. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Employee and Datamark previously entered into the Agreement;

WHEREAS, the parties wish to amend the Agreement as more specifically set forth below.

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1)	Amendment. The following sentence is added as the last sentence of Paragraph 2 of Schedule A to the Agreement:

“Solely with respect to the year 2007, Employee’s target bonus with respect to the eCollege bonus plan based on results of operations shall be 40%, and Employee shall be entitled to participate in the Datamark Deal Bonus Plan established by the Compensation Committee of eCollege’s Board of Directors. Employee agrees that such modifications to his 2007 bonus opportunity shall not constitute “Good Reason” for purposes of Section 5(c) of this Agreement.”

2)

Agreement Terms Unchanged. No terms or conditions of the Agreement, other than the amended terms set forth in this Amendment, are changed by this Amendment. And the Agreement as amended hereby remains in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day first above written.

Datamark, Inc.	Employee

By: /s/ Donald Bailey	By:	/s/ Thomas Dearden
Donald Bailey,	Thomas Dearden
Chief Operating Officer